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Exhibit 16.1

April 21, 1999

Securities and Exchange Commission
Mail Stop 9--5
450 5th Street N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                      Favorite Brands International, Inc.

We have read Item 4 of Favorite Brands International, Inc's Form 8-K dated April 15, 1999 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois